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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                      Securities and Exchange Act of 1934

                        Commission File Number 000-27429

                                  Expedia, Inc.
                                  -------------
             (Exact name of registrant as specified in its charter)

                        13810 SE Eastgate Way, Suite 400
                        --------------------------------
                           Bellevue, Washington 98005
                           --------------------------
                                 (425) 564-7200
                                 --------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                 Class B Common Stock, par value $0.01 per share
                 -----------------------------------------------
            (Title of each class of securities covered by this Form)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
     Warrants to purchase shares of Common Stock, par value $0.01 per share
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           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
             appropriate rule provision(s) relied upon to terminate
                      or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(1)(i)     [ ]

Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(1)(ii)    [ ]

Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(i)     [ ]

Rule 12g-4(a)(2)(ii)   [ ]             Rule 12h-3(b)(2)(ii)    [ ]

                                       Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:
One
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Expedia, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: February 11, 2002               By: /s/ Mark S. Britton
                                           -----------------------------------
                                           Name: Mark S. Britton
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary